UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 24, 2018

PRINCIPIA BIOPHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38653	26-3487603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 East Jamie Court, Suite 302 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 416-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 24, 2018, Principia Biopharma Inc. (the “Company”) issued a press release announcing that the Board of Directors (the “Board”) has appointed Dr. Dolca Thomas, M.D. to the position of Chief Medical Officer, effective as of October 22, 2018. Steve Gourlay, the Company’s current Chief Medical Officer, will step down from that position. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Prior to joining Principia, Dr. Thomas, age 48, was Vice President and Global Head of Translational Medicine for Immunology, Inflammation, and Infectious Disease at Roche Group from September, 2018 to June, 20106, where she was responsible for advancing multiple product candidates through clinical development. Prior to Roche, Dr. Thomas held roles of increasing responsibility at Pfizer from January, 2012 to May, 2016, including Vice President of Clinical Development and Clinical Immunophenotyping, and Vice President and Chief Development Officer of the Biosimilars Research and Development Unit where she was responsible for all stages of development of multiple assets. From March, 2008 to January, 2012, Dr. Thomas began her industry career at Bristol-Myers Squibb as Director of Global Clinical Development in Immunology, where she was involved in the development and approval of belatacept. Dr. Thomas received her B.A. in sociology and her M.D. from Cornell University.

We entered into an employment agreement with Dr. Thomas in August 2018, setting forth the terms of her employment. Pursuant to the agreement, Dr. Thomas is entitled to an annual base salary of $420,000, which amount is subject to annual review by and at the sole discretion of our Board or its designee. Dr. Thomas is also eligible to earn a discretionary annual performance bonus based on the achievement of goals determined by the Board, in an amount determined by the Board, currently 35% of her base salary. The Board also approved a grant of 1,799,130 stock options (the “Options”) pursuant to the Company’s 2018 Equity Incentive Plan, which will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on Dr. Thomas’s employment start date and will vest monthly over a period of four years, with 25% vesting on the one-year anniversary of her start date and the balance vesting monthly over the remaining three years. The Board also approved an annual bonus of $130,000 for calendar year 2018, and a sign-on bonus of $50,000 which is repayable if Dr. Thomas leaves the Company within 12 months of her start date.

On October 22, 2018, we entered into a change-in-control and severance agreement with Dr. Thomas that provides for the following benefits. If we terminate her employment other than for cause or she resigns for good reason in connection with or within 12 months following a change in control, and such termination is not due to her death or disability, subject to her delivery of an effective release of claims in favor of the Company and her continued compliance with her ongoing obligations to the Company, she is entitled to the following payments and benefits: (i) continuation of her base salary for 12 months after her termination or resignation date; (ii) a lump sum payment equal to 100% of her annual target bonus; (iii) reimbursement of the cost of her COBRA premiums necessary to continue her medical insurance coverage in effect for herself and her eligible dependents on her termination or resignation date for the first 12 months of such coverage; and (iv) accelerated vesting of all outstanding shares subject to unvested stock options or other equity awards then held by her as of immediately prior to her termination or resignation date. If we terminate her employment other than for cause or she resigns for good reason prior to and not in connection with, or more than 12 months following, a change in control, and such termination is not due to her death or disability, subject to her delivery of an effective release of claims in favor of the Company and her continued compliance with his ongoing obligations to the Company, she is entitled to the following payments and benefits: (i) continuation of her base salary for nine months after her termination or resignation date; and (ii) reimbursement of the cost of her COBRA premiums necessary to continue her medical insurance coverage in effect for herself and her eligible dependents on her termination or resignation date for the first nine months of such coverage.

There is no arrangement or understanding between Dr. Thomas and any other person pursuant to which she was selected as an officer of the Company, and there are no family relationships between Dr. Thomas and any of the

Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Dr. Thomas has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing descriptions of the terms of Dr. Thomas’s employment are a summary of the terms and is qualified in its entirety by reference to the employment agreement, the form of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1+	Offer of Employment, by and between Principia Biopharma Inc. and Dolca Thomas, dated as of August 23, 2018.

99.1	Press Release issued by the Company, dated October 24, 2018

+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRINCIPIA BIOPHARMA INC.

By:	/s/ Christopher Y. Chai
Christopher Y. Chai Chief Financial Officer

Dated: October 29, 2018